Exhibit (k)(5)

CFO SERVICES AGREEMENT

This CFO Services Agreement (“Agreement”) is dated as of August 1, 2014, by and between Vigilant Compliance, LLC, with an address at Brandywine Two, 5 Christy Drive, Suite 208, Chadds Ford, Pennsylvania 19317 (“Vigilant”), and Freedom Capital Corporation (the “BDC” or “Fund”), with an address at 2000 14th Street North, Suite 300, Arlington, Virginia 22201.

Background

A.	The BDC, a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	BDC agrees to contract with Vigilant to provide Services (as such term is defined in Section 1 below) to the BDC, which will include providing an individual to serve as Principal Financial Officer, Treasurer and Chief Financial Officer (“CFO”) of the BDC.

C.	Vigilant agrees to provide Services to the BDC, subject to the terms and conditions hereof.

Terms

1.	Services. The Fund hereby appoints Vigilant, and Vigilant hereby agrees, to provide an employee of Vigilant acceptable to the Board of Directors of the Fund (the “Board”) to serve as the Fund’s CFO for the period and on the terms and conditions set forth in this Agreement. A copy of the CFO’s resume has been provided to the Fund and will be updated from time to time as necessary by Vigilant. Vigilant agrees to provide to the BDC the following services (the “Services”):

A.	Subject to the approval of the Board, Vigilant shall make available an employee of Vigilant who is competent and knowledgeable

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 1 -

regarding the management and internal controls of the Fund to serve as the Fund’s CFO, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer”, “Chief Financial Officer” and/or “Treasurer”. The CFO will perform the following:

•	Attend in person or telephonically at quarterly and annual Board meetings, and special Board meetings as may be requested by the Board, Audit Committee meetings and, as may be requested, Pricing Committee meetings;
•	Present materials to the Board, Audit Committee and senior management, as reasonably required or requested;
•	Make necessary representations and certifications, if appropriate, including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, SEC filings, management representation letters to Fund auditors);
•	Review and sign as CFO on necessary shareholder communications and SEC filings as required;
•	Perform review of the quarterly, annual, current SEC filings (i.e., Form 10-Q, Form 10-K, Form 8-K, preliminary and definitive proxy statements and Annual Reports to Shareholders; initial drafts of all such documents shall be prepared by the Fund Accounting Agent, Adviser, or other Management and Fund Legal Counsel.);
•	Design and recommend disclosure controls and procedures for SEC filings to ensure that all relevant Fund information is properly disclosed;
•	Concur with Adviser or other management on the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;
•	Participate in SEC examinations as required (note: additional fee for SEC issues applies);
© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 2 -

•	Periodic review of performance of each service provider against the Fund’s policies, procedures and contracts in cooperation with the Fund’s Chief Compliance Officer, Chief Executive Officer and President; and
•	And:

1.	Review Draft Financial Statements prepared by Service Provider. (Note: Bookkeeping, routine check writing and other matters are excluded from this service);

2.	Review Monthly Financial Statements;

3.	Review Final Dividend Distribution Schedule;

4.	Review Calculation of Advisory Fee Process;

5.	Review Service Provider’s Sub-Chapter M Reports;

6.	Review Fund’s Fair Valuation Schedule;

7.	Review Asset Coverage Test Information from Service Provider;

8.	Review of Sarbanes Oxley Reports, if any;

9.	Interface with the Fund’s Registered Auditors;

10.	Review and Execution of Registration Statements, Forms 10-K and 10-Q and Report Certifications to the extent appropriate;

11.	Review the Fund’s Audit Reports, Management Letters and Internal Control Letters; and

12.	Review Certifications and Sub-Certifications of Service Providers.

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 3 -

B.	Nothing contained herein shall be construed to require Vigilant to perform any service that could cause Vigilant to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Further, while Vigilant will provide services under this Agreement to assist the Fund with respect to the Fund’s obligations under and compliance with various laws and regulations, Fund understands and agrees that Vigilant is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Vigilant and Fund or to require Vigilant to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Vigilant’s duties as set forth in this Section 1, and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

C.	Vigilant does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant.

D.	In order for Vigilant to perform the Services, the Fund shall take reasonable steps to (i) encourage all of its service providers to furnish any and all information to Vigilant as reasonably requested; and (ii) ensure that Vigilant has access to all relevant records and documents maintained by the Fund or any service provider to the Fund.

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 4 -

E.	Vigilant may provide other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

2.       Staff.

Fund shall provide reasonable staff support to perform certain subsidiary duties delegated by the CFO to BDC personnel.

3.       Term.

The term shall commence on the effective date of this Agreement and shall continue in effect until six (6) months from the date thereof, and shall thereafter automatically renew in one year increments unless earlier terminated, without penalty, by (a) the Fund or Vigilant, in addition to Section 12, upon sixty (60) days’ prior written notice to the other party.

4.	Fees and Expenses.

A.	Chief Financial Officer Fee.

As compensation for Vigilant’s provision of Services specified in Section 1 above, the BDC shall pay Vigilant a discounted one-time start up fee is $3,000 for set up on Vigilant’s system.

Vigilant's CFO Services fee for the first six (6) months is $3,100. Thereafter, the CFO Services fee is $4,100 per month payable quarterly in advance of the preceding quarter for gross assets of up to $50 million.

For gross assets up to $50 million, the fees below will apply:

Gross Assets	Monthly Fee	Schedule
Up $50 million	$3,100	1-6 months
Up to $50 million	$4,100	7 months thereafter
© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 5 -

Between $50 million and $100 million	$4,167
Between $100 million and $150 million	$4,300
Between $150 million and 250 million	$4,600
Between $250 million and $350 million	$4,900

For gross assets above $350 million, add $300 per month to the monthly fee for increments of $150 million. The above rate will increase by 3% annually.

B.	Expenses.

The BDC will pay reasonable out of pocket and travel expenses incurred Vigilant in the performance of its duties under this Agreement, which include, but are not limited to, Federal Express and overnight mail services, parking, tolls, train, air and related travel expenses, mileage (at the standard allowable mileage rate) and copying charges (copying charges will be charged for larger copy items, such as the annual report or other large copying (prospectuses, compliance manuals etc.), as well as other common business out of pocket expenses.

5.       Insurance Coverage.

Robert Amweg and other Vigilant Director will be covered by the Fund’s Errors and Omissions and/or Officers and Directors insurance as an officer of the Fund, which insurance shall be at the same levels and upon the same terms of coverage as the coverage for the Fund’s other officers.

6.       Liability; Indemnification.

The Fund shall indemnify and hold harmless the Vigilant Director in his/her capacity as an officer of the Fund to the same degree the Fund’s other directors and officers are indemnified and to the extent permitted by applicable law. The Fund shall indemnify and hold harmless Vigilant, its employees, and agents, (collectively “Vigilant”) from all actual claims, actual liabilities, reasonable

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 6 -

attorneys’ fees, actual judgments, actual expenses and actual charges (collectively “Losses”) in connection with the performance of services herein. In no event shall any party be liable for special, consequential, exemplary or punitive damages. The liability of Vigilant shall in no event exceed $1,000, regardless of the claim or legal theory set forth by any party.

7.       Taxes.

Vigilant shall be responsible for compliance with all local, state and federal rules, laws and regulations applicable to Services and payment of all taxes, such as income, unemployment, social security and other similar taxes, applicable to Services.

8.       Additional Advisers.

If the Fund materially modifies its business, the parties will in good faith negotiate a new fee to the extent the fee is not already established. A material modification of the Fund’s business shall be deemed to include the retention by the Fund or its primary advisor of a sub-advisor with discretionary authority manage the Fund’s assets.

9.       Cooperation.

The Fund will use commercially reasonable efforts to secure the cooperation of its officers and Service Providers, and will use its best efforts to cause such parties to provide requested information to Vigilant in a prompt manner.

10.     Consultations with Counsel.

Robert Amweg, or other approved Vigilant Director shall be permitted to consult counsel at the cost of the Fund relating to Fund matters should such consultation become necessary. Vigilant will first consult legal counsel to the Fund in such circumstances, and, if necessary, after prior notice to the Fund, may consult other legal counsel at the cost of the Fund.

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 7 -

11.     Other Service Providers.

Vigilant acknowledges that the Fund may engage various entities as Service Providers, and the services required to be performed pursuant to the Fund’s contract therewith shall continue to be performed by such Service Providers as determined by the Fund. The Fund may also make changes related to the Service Providers, but such charges will not be deemed to impose additional duties upon CFO; if such changes place additional duties upon the CFO, Vigilant will charge its hourly rates therefore.

12.     Breach.

If Vigilant fails to deliver the specific Services set forth herein, acts in a negligent manner or if Vigilant fails to provide a CFO that is acceptable to the Fund, Vigilant shall be given thirty (30) days written notice to cure. If Vigilant fails to cure within thirty (30) days after written notice to Vigilant, the Fund shall have the right to terminate this Agreement.

13.     Documents and Records.

The Fund shall be responsible for maintaining all books and records of the Fund as required by the 1940 Act and other applicable laws.

14.     Work Product and Intellectual Property Rights.

All work performed at the direction of the Fund and its officers, shall be the property of the Fund and the Fund shall have a right to copy and reproduce such and to provide it to others as required by the Fund’s business under relevant laws and regulations including the 1940 Act, and Vigilant shall have a non-exclusive license to use such (“Work Product”). All ideas, improvements, concepts, inventions, discoveries, developments, innovations, software, designs, processes or other works of authorship, made, conceived or developed by Vigilant or otherwise produced by Vigilant in performance of this Agreement (“Intellectual Property”) shall remain the property of the Vigilant, regardless of whether or not such Intellectual Property is protectable by patent, trademark, copyright, trade secret or other applicable law. Vigilant shall also be entitled to such Work Product and the

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 8 -

right to use or reuse such materials in connection with servicing the Fund, or other unaffiliated Funds or in the business of Vigilant Compliance Services.

15.     Confidentiality.

(a)	All information of or pertaining to Fund or any of its affiliates, whether stored on computer disk or as electronic media, to which Vigilant is given access or otherwise obtains in the course of its provision of the Services under this Agreement is referred to as “Confidential Information.” Confidential Information shall include, but not be limited to, all information relating to the Services and all technology, know-how, processes, trade secrets, contracts, proprietary information, historical and projected financial information, business strategies, operating data and organizational and cost structures, product descriptions, pricing information, loan information, credit information and policies, and customer information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information) or customer lists, whether received before or after the date hereof.

(b)	Vigilant shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Vigilant shall not use any such Confidential Information for purposes other than in connection with the Services; provided, however, that Vigilant will be permitted, without Fund’s prior written consent, to disclose Confidential Information on a need-to-know basis to those third parties who are engaged by the Fund or in connection with the Services.

(c)	If Vigilant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Vigilant may disclose such Confidential Information to the extent legally required; provided, however, that Vigilant , unless prevented by regulatory authorities from doing so, shall (i) first notify the Fund of such legal process, unless such notice is prohibited by statute, rule or court order,
© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 9 -

(ii) attempt to obtain the Fund’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Vigilant to fail to honor a subpoena, court or administrative order, or other legal requirement on a timely basis.

(d)	With the exception of customer information of the Fund and its affiliates, which shall be protected in all circumstances, no information shall be within the protection of this Agreement where such information: (i) is or becomes publicly available through no fault of the Vigilant; (ii) is made public by the Adviser or Fund without restriction; or (iii) is rightly obtained from a third party not subject to confidentiality restrictions.

16.     Applicable Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without respect to principles regarding conflicts of law.

17.     Severability; No Waiver.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. If any provision of this Agreement is deemed invalid or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect. No delay or omission on the part of a party to this Agreement in exercising any right hereunder shall operate as a waiver thereof or of any other right.

18.     Entire Agreement; Assignment.

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 10 -

This is the entire Agreement between the parties with regard to the Services. This Agreement shall be deemed modified, without the necessity of further signature by the Fund, upon modification made by the Board of Directors of the Fund, and accepted by Vigilant.

19.     Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

20.     Non-exclusivity.

This Agreement is not exclusive and the Fund recognizes that Vigilant may provide similar services to other persons or entities.

21.     No Partnership.

This Agreement is not intended to constitute, create, give effect to or otherwise recognize a partnership, joint venture, or other form of business organization of any kind and the rights and obligations of the Fund and Vigilant shall be only those expressly set forth herein.

22.     Third Party Beneficiary.

The parties understand and agree that there are no third party beneficiaries to this Agreement.

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 11 -

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

Vigilant Compliance, LLC	Freedom Capital Corporation

By: /s/ Salvatore Faia	By: /s/ Jeffrey M McClure
Name: Salvatore Faia	Name: Jeffrey M. McClure
Title: President & CEO	Title: Managing Member

© Copyright 2014 Vigilant Compliance, LLC FUND CFO Agreement	- 12 -